PROXY VOTING

At a Special Meeting of Shareholders on Wednesday, May 13, 2015,
Trust shareholders of record as of the close of business on March 31, 2015 voted to approve the following proposal for the Timothy Plan Defensive Strategies Fund:

Proposal 1a: To amend the fundamental investment limitation with respect to borrowing money and issuing senior securities;

		FOR		AGAINST		ABSTAIN
          3,102,198		31,872		31,507

Proposal 1b: To amend the fundamental investment limitation with respect to purchasing and selling commodities, and to add a restriction allowing the Fund to purchase and sell gold and other precious metals in amounts not to exceed ten percent (10%) of the Fund's net assets, in the aggregate;

		FOR		AGAINST		ABSTAIN
         3,101,481		29,941		34,154

Proposal 1c: To amend the fundamental investment limitation with respect to concentrating investments in a particular industry or group of industries;

		FOR		AGAINST		ABSTAIN
         3,103,975		31,069		30,533

Proposal 1d: To amend the fundamental investment limitation with respect to investing in real estate;

		FOR		AGAINST		ABSTAIN
          3,094,309		34,879		36,388

Proposal 1e: To amend the fundamental investment limitation with respect to underwriting securities;

		FOR		AGAINST		ABSTAIN
          3,093,132		31,407		41,036

Proposal 1f: To amend the fundamental investment limitation with respect to loans:

		FOR		AGAINST		ABSTAIN
         3,095,644		41,029		28,901

Proposal 1g: To eliminate fundamental investment limitations no longer required by law.

		FOR		AGAINST		ABSTAIN
          3,101,400		31,680		32,497